Exhibit 99.1

Neurobiological Technologies Announces Stockholder Approval of
Plan of Liquidation and Dissolution

Board of Directors Declares Extraordinary Dividend of $0.75 per share

Emeryville, CA, October 28, 2009 – Neurobiological Technologies, Inc. (NASDAQ: NTII) (“NTI”) announced today that its stockholders have voted in favor of the company’s dissolution pursuant to a plan of liquidation and dissolution at a special meeting of stockholders held on October 27, 2009. In connection with the dissolution, the company also announced that its board of directors has declared an extraordinary dividend of $0.75 per share of common stock, which will be paid to stockholders of record as of November 10, 2009.

Stockholders overwhelmingly approved the dissolution of the company pursuant to the plan of liquidation and dissolution, with the proposal receiving an affirmative vote from approximately 99% of the votes cast. Detailed results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is expected to be filed with the SEC on or before November 16, 2009.

In connection with the dissolution of the company, NTI plans to file a Form 25 with the Securities and Exchange Commission to effect the voluntary delisting of its common stock from NASDAQ after the extraordinary dividend is paid to stockholders.

Redemption of Series A Preferred Stock
At the special meeting, the stockholders also approved the amendment of the company’s certificate of incorporation to authorize the redemption of the outstanding shares of the company’s Series A Preferred Stock. The board of directors has voted to redeem the Series A Preferred Stock for $0.50 per share on or about October 30, 2009.

Resignation of Directors; Election of Matthew Loar as Director
On October 27, 2009, directors Abraham E. Cohen, Theodore L. Eliot, Jr., F. Van Kasper and Abraham D. Sofaer submitted their resignations effective upon the filing of the certificate of dissolution with the Secretary of State of the State of Delaware, which is expected to occur on or before November 30, 2009. Also, on October 27, 2009, the board of directors voted to decrease the size of board to three members, effective as of the filing of the certificate of dissolution with the Secretary of State of the State of Delaware, and approved the appointed Matthew M. Loar as a director effective as of such date, to serve along with continuing directors William A Fletcher and John B. (“Jack’) Stuppin and to constitute the board of directors after the company’s filing the certificate of dissolution.

About Neurobiological Technologies, Inc.
Neurobiological Technologies, Inc. is a biopharmaceutical company historically focused on developing investigational drugs for central nervous system conditions.